EXHIBIT 99.1

Gladstone Land Announces Second Quarter 2016 Results

MCLEAN, Va., Aug. 02, 2016 (GLOBE NEWSWIRE) -- Gladstone Land Corporation (NASDAQ:LAND) (the “Company”) today reported financial results for the second quarter ended June 30, 2016.

A reconciliation of funds from operations (“FFO”), Core FFO (“CFFO”) and Adjusted FFO (“AFFO”), all non-GAAP (generally accepted accounting principles in the United States) financial measures, to net income, to which the Company believes is the most directly-comparable GAAP measure for each, and a computation of fully-diluted net income, FFO, CFFO and AFFO and fully-diluted net income per weighted-average share is set forth in the Summary Information table below, and a description of each of FFO, CFFO and AFFO is located at the end of this press release.  In addition, a description of net asset value (“NAV”), a non-GAAP financial measure, and a reconciliation to total equity, to which the Company believes is its most directly-comparable GAAP measure, is also located at the end of this press release.  All per-share references are to fully-diluted, weighted-average shares of common stock of the Company unless otherwise noted.  For further detail, please refer to the Company’s Quarterly Report on Form 10-Q (the “Form 10-Q”), filed today with the U.S. Securities and Exchange Commission (the “SEC”), which can be retrieved from the SEC’s website at www.SEC.gov or from the Company’s website at www.GladstoneLand.com.

Please note that the limited information that follows in this press release is not adequate for making an informed investment judgment.

Summary Information:

	For and As of
	the Quarters Ended		Change	Change
	6/30/2016	3/31/2016	($ / #)	(%)
Operating Data:
Total operating revenues	$4,244,441	$3,682,676	$561,765	15.3%
Total operating expenses, net of credits	(2,650,404)	(2,282,477)	(367,927)	16.1%
Other expenses, net	(1,478,177)	(1,160,207)	(317,970)	27.4%
Net income available to common stockholders and OP Unit holders	$115,860	$239,992	$(124,132)	-51.7%
Plus: Real estate and intangible depreciation and amortization	1,334,973	976,710	358,263	36.7%
FFO available to common stockholders and OP Unit holders	$1,450,833	$1,216,702	$234,131	19.2%
Plus: Acquisition-related expenses	24,648	95,224	(70,576)	-74.1%
Plus: Acquisition-related accounting fees	12,900	14,500	(1,600)	-11.0%
CFFO available to common stockholders and OP Unit holders	$1,488,381	$1,326,426	$161,955	12.2%
Net adjustment for cash rents(1)	(66,606)	(102,757)	36,151	-35.2%
Plus: Amortization of deferred financing costs	35,372	34,354	1,018	3.0%
AFFO available to common stockholders and OP Unit holders	$1,457,147	$1,258,023	$199,124	15.8%

Share and Per-Share Data:
Weighted-average common shares outstanding – basic and diluted	9,992,941	9,992,941	0	0.0%
Weighted-average OP Units outstanding(2)	745,879	237,698	508,181	213.8%
Weighted-average total shares outstanding	10,738,820	10,230,639	508,181	5.0%

Diluted net income per weighted-average total share	$0.011	$0.023	$(0.013)	-54.0%
Diluted FFO per weighted-average total share	$0.135	$0.119	$0.016	13.6%
Diluted CFFO per weighted-average total share	$0.139	$0.130	$0.009	6.9%
Diluted AFFO per weighted-average total share	$0.136	$0.123	$0.013	10.3%
Cash dividends declared per share	$0.124	$0.120	$0.004	3.1%

Balance Sheet Data:
Net investments in real estate, at cost(3)	$268,725,765	$250,895,407	$17,830,358	7.1%
Total assets	$275,185,109	$256,970,629	$18,214,480	7.1%
Total indebtedness	$181,526,562	$160,776,919	$20,749,643	12.9%
Total equity	$82,227,141	$83,440,207	$(1,213,066)	-1.5%
Total common shares + OP Units outstanding(2)	10,738,820	9,992,941	745,879	7.5%

Other Data:
Cash flows from operations	$2,030,785	$4,233,768	$(2,202,983)	-52.0%
Farms owned	47	46	1	2.2%
Acres owned	23,456	23,003	453	2.0%
Occupancy rate	100.0%	100.0%	0.0%	0.0%
Farmland portfolio value	$337,171,991	$318,095,191	$19,076,800	6.0%
Net asset value per share	$13.68	$13.87	$(0.19)	-1.4%

(1) This adjustment removes the effects of straight-lining rental income, as well as the amortization related to above-market lease values and accretion related to below-market lease values, deferred revenue and tenant improvements, resulting in rental income reflected on a modified accrual cash basis. The effect to AFFO is that cash rents received pertaining to a lease year are normalized over that respective lease year on a straight-line basis, resulting in cash rent being recognized ratably over the period in which the cash rent is earned.

(2) As of each June 30 and March 31, 2016, there were 745,879 OP Units held by non-controlling limited partners, representing 6.9% of all OP Units issued and outstanding.

(3) Consists of the initial acquisition price (including the costs allocated to both tangible and intangible assets acquired and liabilities assumed), plus subsequent improvements and other capitalized costs associated with the properties, and adjusted for accumulated depreciation and amortization.

Highlights for the Quarter:

  Property Acquisitions:  Acquired a pistachio orchard in California, consisting of 453 total acres, for approximately $15.5 million.  The farm was acquired at an initial capitalization rate of 5.0% but is expected to yield between 7.0% and 11.0% when including the revenue-sharing portion of the lease;
  Project Completions:  Completed certain irrigation improvements on two of our Florida farms at a total cost of approximately $1,070,000, which, as stipulated in each of the lease agreements, will result in additional straight-line rental income to us of approximately $232,000;
  Financing Activities:
    Obtained $9.3 million in new borrowings at an expected weighted-average effective interest rate of 2.79%, which rate is fixed for five years.  This indebtedness represents borrowings from a new lender, as we expanded our lending base to four different lenders; and
    Expanded a borrowing facility with an existing lender by 66.7%, increasing the size from $75 million to $125 million, and extended its term by two years; and
  Increased and Paid Distributions:  Increased our distribution run rate by 3.1%, paying monthly cash distributions of $0.04125 per share of common stock for each of April, May and June, 2016.

Q2 2016 Results:  Net income for the quarter, which was approximately $0.1 million, or $0.01 per share, decreased from the prior quarter, primarily due to additional depreciation and amortization expense recorded as a result of our recent acquisitions, as well as a performance-based incentive fee earned by our adviser, which fee was not earned during the prior quarter.  AFFO for the quarter was approximately $1.5 million, or $0.14 per share, and increased by approximately 15.8% from to the prior quarter, primarily due to additional rental income recorded as a result of our recent acquisitions.  We declared and paid distributions during the quarter of approximately $0.12 per share.

For the second quarter, our core operating expenses, which we define as our total operating expenses, less depreciation and amortization, acquisition-related expenses, any fee credits, and certain other one-time expenses, increased by approximately $80,000, or 6.6%, from the previous quarter, primarily due to the incentive fee earned by our adviser.  Excluding the incentive fee, our core operating expenses decreased by approximately $79,000, or 6.5% from the previous quarter, primarily due to lower professional fees, stockholder-related expenses and property operating expenses.  These decreases were partially offset by an increase to bad debt expense due to writing off approximately $64,000 in connection with a lease on one of our Florida farms that we expect to terminate early and re-lease to a new tenant.

Our NAV per share decreased 1.4% from the prior quarter to $13.68 at June 30, 2016, primarily due to making approximately $3.7 million, or $0.34 per share, of capital improvements on existing properties during the quarter, the full costs of which have not yet been considered in the determination of the respective properties’ estimated fair values, as well as a decrease in long-term U.S. Treasury rates during the quarter, which increased the fair value of our long-term, fixed-rate borrowings.  The majority of the capital improvement costs were incurred in connection with the development of an almond orchard on one of our California farms.  We expect this project to be completed during the quarter ending September 30, 2016, at which time the property will be re-appraised, and we expect to recapture a significant portion, if not all, of these costs through value appreciation.  Partially offsetting these decreases was approximately $3.6 million, or $0.34 per share, of appreciation in the values of certain farms during the quarter, the majority of which came from valuations as determined by third-party appraisers.

Subsequent to June 30, 2016:

  Property Acquisitions:  Acquired a vegetable farm in Florida, consisting of 401 total acres, for approximately $5.1 million at a straight-line capitalization rate of 5.5%;
  Financing Activities:  Obtained $3.1 million in new borrowings from an existing lender at an expected weighted-average effective interest rate of 3.17%, which rate is fixed for seven years; and
  Declared Distributions:  Declared monthly cash distributions of $0.04125 per share of common stock for each of July, August and September, 2016.

Comments from the Company’s Chief Executive Officer, David Gladstone:  “We continued our steady growth by adding our first pistachio farm during the quarter, as well as another vegetable farm after quarter-end.  And from an operational standpoint, we had our strongest quarter to date, as we further increased our AFFO per share and fully covered our distributions for the third consecutive quarter.  We were able to increase the distribution rate to our shareholders for the third time in the past 19 months, and as we continue to grow our AFFO per share through additional acquisitions and re-leasing existing farms at increased rental rates, we expect the coverage ability provided by AFFO to increase, as well.  We believe that investing in our stock is both an income investment, as well as an asset appreciation investment, as we expect that the value of the farmland we own will increase at a rate that outpaces that of inflation.”

Non-GAAP Financial Measures:

FFO:  The National Association of Real Estate Investment Trusts (“NAREIT”) developed FFO as a relative non-GAAP supplemental measure of operating performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP.  FFO, as defined by NAREIT, is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property and impairment losses on property, plus depreciation and amortization of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures.  FFO does not represent cash flows from operating activities determined in accordance with GAAP and should not be considered an alternative to net income as an indication of its performance or to cash flow from operations as a measure of liquidity or ability to make distributions.  The Company believes that FFO per share provides investors with an additional context for evaluating its financial performance and as a supplemental measure to compare it to other REITs; however, comparisons of its FFO to the FFO of other REITs may not necessarily be meaningful due to potential differences in the application of the NAREIT definition used by such other REITs.

CFFO:  CFFO is FFO, adjusted for items that are not indicative of the results provided by the Company’s operating portfolio and affect the comparability of the Company’s period-over-period performance.  These items include certain non-recurring items, such as acquisition-related expenses, income tax provisions and property and casualty losses or recoveries.  Although the Company’s calculation of CFFO differs from NAREIT’s definition of FFO and may not be comparable to that of other REITs, the Company believes it is a meaningful supplemental measure of its sustainable operating performance.  Accordingly, CFFO should be considered a supplement to net income computed in accordance with GAAP as a measure of our performance.  For a full explanation of the adjustments made to arrive at CFFO, please read the Company’s Form 10-Q, filed today with the SEC.

AFFO:  AFFO is CFFO, adjusted for certain non-cash items, such as the straight-lining of rents and amortizations into rental income (resulting in cash rent being recognized ratably over the period in which the cash rent is earned).  Although the Company’s calculation of AFFO differs from NAREIT’s definition of FFO and may not be comparable to that of other REITs, the Company believes it is a meaningful supplemental measure of its sustainable operating performance on a cash basis.  Accordingly, AFFO should be considered a supplement to net income computed in accordance with GAAP as a measure of our performance.  For a full explanation of the adjustments made to arrive at AFFO, please read the Company’s Form 10-Q, filed today with the SEC.

The Company’s presentation of FFO, as defined by NAREIT, or CFFO or AFFO, as defined above, does not represent cash flows from operating activities determined in accordance with GAAP and should not be considered an alternative to net income as an indication of its performance or to cash flow from operations as a measure of liquidity or ability to make distributions.

NAV:  Pursuant to a valuation policy approved by our board of directors, our valuation team, with oversight from the chief valuation officer, provides recommendations of value for our properties to our board of directors, who then review and approve the fair values of our properties.  Per our valuation policy, our valuations are derived based on either the purchase price of the property; values as determined by an independent, third-party appraiser; or through an internal valuation process, which process is, in turn, based on values as determined by independent, third-party appraisers.  In any case, we intend to have each property valued by an independent, third-party appraiser at least once every three years, or more frequently in some instances.  Various methodologies are used, both by the appraisers and in our internal valuations, to determine the fair value of our real estate on an “As Is” basis, including the sales comparison, income capitalization (or a discounted cash flow analysis) and cost approaches of valuation.  NAV is a non-GAAP, supplemental measure of financial position of an equity REIT and is calculated as total equity, adjusted for the increase or decrease in fair value of our real estate assets and encumbrances relative to their respective costs bases.  Further, we calculate NAV per share by dividing NAV by our total shares outstanding.  A reconciliation of NAV to total equity, to which the Company believes is the most directly-comparable GAAP measure, is provided below:

Total equity per balance sheet		$82,227,141
Fair value adjustment for long-term assets:
Less: net cost basis of tangible and intangible real estate assets(1)	$(268,725,765)
Plus: estimated fair value of property portfolio(2)	337,171,991
Net fair value adjustment for real estate holdings		68,446,226
Fair value adjustment for long-term liabilities:
Plus: book value of aggregate borrowings	181,526,562
Less: fair value of aggregate borrowings(3)	(185,290,326)
Net fair value adjustment for long-term borrowings		(3,763,764)
Estimated NAV		$146,909,603
Total common shares + OP Units outstanding		10,738,820
Estimated NAV per share		$13.68

(1) Consists of the initial acquisition price (including the costs allocated to both tangible and intangible assets acquired and liabilities assumed), plus subsequent improvements and other capitalized costs associated with the properties, and adjusted for accumulated depreciation and amortization.
(2) As determined by the Company's valuation policy and approved by its board of directors.
(3) Valued using a discounted cash flow model.

Comparison of estimated NAV and estimated NAV per share to similarly-titled measures for other REITs may not necessarily be meaningful due to possible differences in the calculation or application of the definition of NAV used by such REITs.  In addition, the trading price of our common shares may differ significantly from our most recent estimated NAV per share calculation.  The Company’s independent auditors have neither audited nor reviewed our calculation of NAV or NAV per share.  For a full explanation of our valuation policy, please read the Company’s Form 10-Q, filed today with the SEC.

Conference Call for Stockholders:  The Company will hold a conference call on Wednesday, August 3, 2016, at 8:30 a.m. EDT to discuss its earnings results.  Please call (855) 363-1762 to enter the conference.  An operator will monitor the call and set a queue for any questions.  A conference call replay will be available beginning one hour after the call and will be accessible through September 3, 2016.  To hear the replay, please dial (855) 859-2056 and use conference number 29299225.  The live audio broadcast of the Company’s quarterly conference call will also be available online at the Company’s website, www.GladstoneLand.com.  The event will also be archived and available for replay on the Company’s website through October 3, 2016.

About Gladstone Land Corporation:
Gladstone Land is a real estate investment trust that invests in farmland located in major agricultural markets in the U.S., which it leases to farmers, and pays monthly distributions to its stockholders.  The Company intends to report the current fair value of its farmland on a quarterly basis; as of June 30, 2016, the estimated net asset value of the Company was $13.68 per share.  Gladstone Land currently owns 48 farms, comprised of 23,857 acres in 7 different states across the U.S., valued at approximately $342 million.  Its acreage is predominantly concentrated in locations where its tenants are able to grow fresh produce annual row crops, such as berries and vegetables, which are planted and harvested annually or more frequently, as well as permanent crops, such as almonds, pistachios and blueberries, which are planted every 10 to 20-plus years.  The Company also may acquire property related to farming, such as cooling facilities, processing buildings, packaging facilities, and distribution centers.  Gladstone Land has paid 42 consecutive monthly cash distributions on its common stock since its initial public offering in January 2013.  The current per-share distribution is $0.04125 per month, or $0.495 per year.  Additional information can be found at www.GladstoneLand.com and www.GladstoneFarms.com.

Owners or brokers who have farmland for sale in the U.S. should contact:

  Bill Frisbie at (703) 287-5839 or Bill.F@GladstoneLand.com – Eastern U.S.
  Bill Reiman at (805) 263-4778 or Bill.R@GladstoneLand.com – Western U.S.
  Bill Hughes at (618) 606-2887 or Bill.H@GladstoneLand.com – Midwest U.S.

For stockholder information on Gladstone Land, call (703) 287-5893.  Information on the business activities of all of the Gladstone funds can be found at www.GladstoneCompanies.com.  For Investor Relations inquiries related to any of the monthly dividend paying Gladstone funds, please visit www.Gladstone.com.

Certain statements in this press release, including, but not limited to, the Company’s ability to maintain or grow its portfolio and FFO, expected increases in capitalization rates, benefits from increases in farmland values, increases in operating revenues, and the increase in net asset value per share are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements inherently involve certain risks and uncertainties, although they are based on the Company’s current plans that are believed to be reasonable as of the date of this press release.  Factors that may cause actual results to differ materially from these forward-looking statements include, but are not limited to, the Company’s ability to procure financing for investments; downturns in the current economic environment; the performance of its tenants; the impact of competition on its efforts to renew existing leases or re-lease real property; and significant changes in interest rates.  Additional factors that could cause actual results to differ materially from those stated or implied by its forward-looking statements are disclosed under the caption "Risk Factors" of its Form 10-K for the fiscal year ended December 31, 2015, as filed with the SEC on February 23, 2016, and its Form 10-Q for the three and six months ended June 30, 2016, as filed with the SEC of even date herewith.  The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Gladstone Land Corporation, +1-703-287-5893